Exhibit 10.1

CONFIDENTIAL

Supply Agreement

BETWEEN THE UNDERSIGNED

NUWA Robotics Corp.

A corporation organized and existing under the law of Taiwan having its principal office at 6F., No. 102, Dunhua N. Rd., Songshan Dist., Taipei City 10595, Taiwan (R.O.C.)

Hereinafter referred to as “Purchaser”

AND

Hon Hai Precision Industry Co., Ltd.,

a company duly incorporated under the laws of the Republic of China (“R.O.C.”), with its principal office at 2, Tsu-Yu Street, Tu- Cheng Industry Park, Tu-Cheng City, Taipei Hsien 236, Taiwan, R.O.C.

Hereinafter referred to as “HH”

AND

Techforce Robotics Inc.

A corporation organized and existing under the law of United States of America having its principal office at 13501 S. Main Street, Los Angeles, CA 90061

Hereinafter referred to as “Collaborator”

Purchaser, HH and Collaborator hereinafter will be referred to individually as the “Party” or collectively as the “Parties”.

WITNESSETH

WHEREAS, HH, either directly or through its Affiliates, is in the business of designing, manufacturing and supplying electronic products and devices; and WHEREAS, Purchaser, with support from Collaborator for design and engineering, provides the Product (as defined below) design desires to engage HH to manufacture the Product; HH desires to enter into a mutually beneficial relationship with Purchaser and Collaborator for the manufacturing, supply and delivery by the Parties of such Products, on the terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Parties agree as follows:

Section 1 - Definitions

The following terms and expressions have the meaning indicated below, where the context permits:

“Agreement” means this Supply Agreement with its exhibits, if any.

“Claim” means any claim, demand, Litigation or any other legal action.

“Collaborator” means Techforce Robotics Inc., acting as the Purchaser’s design and engineering collaborator and authorized representative for technical communications.

“Component” means, with respect to any Product, the materials designated in the bill of materials (“BOM”) to be incorporated into the Product.

“Component Lead Time” means the respective lead time of each Component.

“Delivery Date” means the day that the Product is delivered to Purchaser or the freight forwarder designated by Purchaser in accordance with Section 7.1 set forth herein.

“Epidemic Failure” means, with respect to a Product, a Failure Rate as defined below reaching 5% in any 90-day period. In addition, the Parties hereby agree that upon six (6) months after the beginning of mass production of the applicable Product, both Parties will in good faith review and revise the Failure Rate to the extent necessary based on the circumstances observed during said six (6) months.

A.	“Failure Rate” means Specific Failure Units divided by the Specific Warranty Population.

B.	“Specific Failure Units” means, with respect to a 90-day period (“Period”), the total number of Defective Products delivered to Purchaser in such period. Such number shall be limited to the Defective Products that resulted from the Manufacturer’s non-compliance with the SOPs agreed between the Parties in accordance with Section 10.2 hereof.

C.	“Specific Warranty Population” means the aggregate and total number of new Products delivered to Purchaser during the same Period.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity and any court or other tribunal); (d) multi-national governmental organization or body; or (e) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority.

“Intellectual Property Rights” or “IPR” means any and all intellectual property rights, including rights in patents (including patent applications, reissues, divisions, continuations and extensions thereof in any jurisdiction), utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications therefore.

“Litigation” means any procedure for the resolution of a controversy in any jurisdiction in the world, whether created by a claim, a counterclaim or otherwise, in the broadest sense, in whatever form, administrative, judicial, arbitral or otherwise, and the filing of a complaint with any Governmental Authority (including any proceeding in the United States International Trade Commission).

“Manufacturing Requirement(s)” to be separately agreed by the Parties.

“NCNR Components” means only the Components that meet all three of the following criteria: (a) the Component is non-cancelable, non-returnable by HH or its Affiliates or their respective Subcontractors; and (b) the Component is not reasonably useful for any customer (other than Purchaser) ofHH or its Affiliates or their respective Subcontractors, and (c) HH has identified the Component to Purchaser in writing in advance as an ‘NCNR’ Component and Purchaser has not reasonably disagreed with such designation by HH provided, however, that the list of such NCNR Components may be updated by HH from time to time upon written notice to Purchaser. Any updated list of NCNR Components shall be approved by Purchaser, which shall not be unreasonably withheld, and in the event that Purchaser shall fail to provide timely approval thereof, HH shall not be responsible for any delivery delay of the Products arising therefrom.

“Newly Developed IPR” means any and all Intellectual Property Rights in and to the result of the development or the production of the Product, and any improvements or modifications thereof developed, conceived, reduced to practice, authored or created in connection with the Parties’ performance of this Agreement, but excluding each Party’s Pre-Existing IPR and any third party’s IPR.

“NTF Product” means no-trouble-found Product returned to HH as purportedly being non-conforming but reasonably determined by HH to be non-defective and in compliance with the applicable Manufacturing Requirements. Furthermore, in the event HH determines certain returned Product to be defective but do not qualify as being under HH’s warranty responsibility under Section 10.2 of this Agreement, HH will repair such Product on a out-of-warranty repair basis in accordance with Section 10.3 hereof.

“Order” means the document issued by Purchaser to order the Product from HH, and accepted by HH according to Section 5 hereof.

“Pre-Existing IPR” shall mean any and all Intellectual Property Right that is existing as of the effective date of this Agreement or is independently developed without using any information disclosed by the other Party during the term of this Agreement as proven by contemporaneous documents. For purposes of clarity and notwithstanding anything to the contrary in this Agreement, Purchaser’s Pre-Existing IPR includes all IPR embodied in or related to the results of any analysis, use or evaluation (whether by or on behalf of Purchaser, HH, or both) of any data, information or materials provided by or on behalf of Purchaser to HH under this Agreement.

“Product” means any and all robotic systems, autonomous or semi-autonomous machines, robotic platforms, robotic devices, service robots, industrial robots, mobility robots, logistics robots, and related electromechanical products designed, developed, commercialized, or otherwise specified by Purchaser, together with any and all parts, components, modules, subassemblies, accessories, spare parts, replacement parts, tooling, fixtures, firmware-enabled hardware, and derivative configurations associated therewith which (i) will be designed by Purchaser, and (ii) will be manufactured by HH.

“Production Lead Time” means the lead time from HH’s acceptance of Order to the completion of the manufacturing and the delivery thereof.

“Purchaser Controlled Cause” means (i) any Components, parts or accessories consigned, sold or designated to HH by Purchaser or its Affiliates, including without limitations the Components or component descriptions as set forth in electronic and electrical engineering BOM (“EE BOM”) (ii) design, software, technology, IPR or other technology designated, provided or licensed by Purchaser or its Affiliates or by Collaborator on Purchaser’s behalf, and/ or (iii) other Purchaser’s requirements or instructions, if any.

“Specification” means the technical specifications of the Product provided by Purchaser, and agreed by HH.

The above words in the singular include the plural and vice-versa, where the context requires.

The word day, week or month means respectively a calendar day, week or month, save where this Agreement specifically stipulates a working day, week or month. When this Agreement specifically stipulates a working day, it means a day (other than Saturday or Sunday) on which commercial banks are open for general business at the places where HH has its registered office.

The Section headings shall not affect the way in which the Sections are construed.

Section 2 - Term

This Agreement shall commence upon March 6th, 2026 and unless otherwise terminated in accordance with this Agreement, shall continue in full force and effect for two (2) years thereafter.

This Agreement shall automatically renew for successive periods of one (1) year unless terminated with a three (3)-month prior written notice.

Section 3 - Order of Precedence

Unless otherwise expressly stated, with respect to any conflicts of terms in any of the transaction documents, the terms of the transaction documents shall control in the following order: (1) the price and quantity on any Order; (2) terms and conditions of this Agreement; and (3) terms and conditions (other than price and quantity) on the Order. In addition, in the event that an Order shall include any additional terms and conditions which are not included in the terms and conditions of this Agreement, such additional terms and conditions on the Order shall be void.

Section 4 - Scope of Work; Changes to the Product

4.1 Scope of Work.

This Agreement establishes a collaborative product development and manufacturing framework among TechForce Robotics (“Customer and Product Owner”), NUWA Robotics (“Technology Developer”), and Hon Hai Precision Industry Co., Ltd. (“Contract Manufacturer”). TechForce Robotics shall define the commercial requirements for the Products, retain ownership of all product specifications, designs, and associated intellectual property, and place purchase orders with NUWA Robotics for the development and supply of the Products. NUWA Robotics shall provide engineering development, system integration, and preparation of final technical specifications in accordance with TechForce Robotics’ requirements, and shall coordinate manufacturing with Hon Hai Precision Industry Co., Ltd., and place purchase orders to Hon Hai Precision Industry Co., Ltd. for the aforementioned manufacturing. Hon Hai Precision Industry Co., Ltd. shall manufacture, assemble, and test the Products in accordance with the approved specifications and quality standards. Title to the finished Products and all related intellectual property (except with respect to any of Hon Hai Precision Industry Co., Ltd.’s pre-existing intellectual property/background intellectual property/ process technology ) shall vest exclusively with TechForce Robotics, and the parties shall cooperate in good faith to support product development, production planning, and commercialization of the robotics systems.

(b) HH will provide manufacture, test, pack and deliver the Product in accordance with terms and conditions of this Agreement.

4.2 Changes to the Product. In the event that (i) any change to the Product is required to be made as a result of changes in any law, rule, regulation, proclamation or industry standard, or (ii) Purchaser intends to modify the design, Specification, Manufacturing Requirements or Components listed in BOM, whether during the development stage or the mass production stage, Purchaser shall deliver to HH an engineering change request that describes the modification in detail in advance of the implementation thereof. Upon receipt of such notice, HH shall deliver to Purchaser a report that sets forth (i) a description of any Components work-in-process (WIP) and finished Product that will be rendered obsolete or excess as a result of the implementation of such modification and HH’s actual cost thereof,

(ii) any other costs and expenses arising therefrom or relating thereto, including without limitations to, test and recertification fee, (iii) an equitable reduction or increase of the unit price of the Product, if any, and (iv) a scheduled effective date of such change.

Purchaser will, within thirty (30) days upon its receipt of HH’s said report, deliver to HH a written notice to such effect approving the related Product change. In the event that Purchaser shall fail to notify HH of the confirmation or rejection upon the expiration of the said thirty (30) day period, Purchaser shall be deemed to have elected not to implement the said changes. Upon receipt of Purchaser’s confirmation of Product change, HH will implement the changes in accordance with Purchaser’s instructions and requirements, provided that Purchaser is responsible for the obsolete or excess Components, WIP and finished Product in accordance with Section 6 hereof, and other costs and expenses incurred by HH arising from such Product change.

4.3 Engagement for NRE Services. Subject to the mutually agreed NRE fee, HH will perform certain services and deliver certain deliverables (“Deliverables”) in accordance with Manufacturing Requirements, in each case, as described on Manufacturing Requirement(s) to be agreed between the Parties. (collectively, the “Services”).

4.4 Manner and Means of Performance. HH will control the manner and means by which HH renders Services and will at all times act in a manner consistent with HH’s status as an independent contractor. HH represents and warrants that HH possesses and will maintain the training and requisite skills needed to perform the Services consistent with industry standards, and acknowledges that Purchaser has entered into this Agreement based on HH’s representations about HH’s ability and qualifications to perform the Services. HH will procure the materials, equipment and tools that HH determines are needed to provide the Services.

4.5 Delivery. HH will, at such times as specified in Manufacturing Requirement(s) to be agreed between the Parties and as reasonably requested by Purchaser, make delivery to Purchaser of any Deliverables then in progress as well as any materials reasonably necessary for the full use, maintenance and other exploitation of such Deliverables.

Purchaser may order samples in connection with each build as defined in Manufacturing Requirement(s) to be agreed between the Parties hereof from HH by submitting a purchase order in accordance with the price of Samples as mutually agreed, and HH will manufacture and deliver each Prototype that Purchaser orders.

4.6 Acceptance. HH will deliver each Deliverable to Purchaser on or before the applicable date set forth in Manufacturing Requirement(s) to be agreed between the Parties.. Upon Purchaser’s receipt of a Deliverable, Purchaser will review and otherwise evaluate such Deliverable. Within 30 days of Purchaser’s receipt of such Deliverable, Purchaser will provide HH with written notice of acceptance of such Deliverable or a statement of the defects to be corrected. In the event that Purchaser provides HH with a written statement of defects, HH will submit an initial report of problem diagnosis for such Deliverable no later than 10 days after receipt of such written statement of the defects to be corrected. If the cause of such defect cannot be determined based only on the provided written statement of the defects, the actual product must be provided. If the problem diagnosis relates to HH’s workmanship, HH will (a) provide the correction plan within a reasonably satisfactory period (but in any event not to exceed 10 days) thereafter, and (b) redesign, correct, and return the corrected Deliverable within a reasonable period, but in no event later than 45 days after the initial written statement of defects. If the problem diagnosis is unrelated to HH’s workmanship, HH will (i) provide the corrective action plan within a mutually agreed and reasonably satisfactory period thereafter, and (ii) use commercially diligent and reasonable efforts to redesign, correct, and return the corrected Deliverable within a mutually agreed and reasonably satisfactory period. The foregoing process will continue until Purchaser accepts such Deliverable in accordance with this Section; provided, however, if HH fails to deliver a Deliverable in a form reasonably acceptable to Purchaser primarily due to HH’s fault upon HH’s second submission under this Section, such failure will be deemed a material breach of this Agreement.

4.8 Reports. It is essential for HH to provide adequate reports to update weekly status on PO REQ, PO, RM in transit, Inventory (RM, SFG, FG), WIP, outbound in-transit, yield, shortage report, CTB, commit, RMA as required.

Section 5 - Forecast; Order

5.1 Forecast.

5.2 Order.

5.3 Reschedule.

Section 6 - E&O Inventory

6.1 Definition and Liability.

6.2 E&O Inventory Value.

Section 7 - Delivery

7.1 Delivery Term.

7.2 Delivery.

HH shall deliver the Product by the Delivery Date as set forth in the relevant Order subject to the terms and conditions in Sections 5 and 7.1 above. Notwithstanding any terms and conditions herein to the contrary, HH shall in no event be responsible for any delivery delay if and to the extent such delivery delay is directly caused by (i) any of Purchaser Controlled Cause, (ii) global shortage of Components,

(iii) Force Majeure or emergency incidents such as conflagration, (iv) the delay of forwarder designated by Purchaser, (v) change of delivery date or destination by Purchaser, and/or (v) other reasons not due to Supplier’s fault.

7.3 HH will use reasonable efforts to meet the delivery date, but HH reserves the right to refuse, cancel or postpone any shipment to Purchaser if and when (i) Purchaser fails to make any payment due; (ii) Purchaser becomes insolvent, make any assignment for the benefit of creditors, make any transfer to any receiver or liquidator for the benefit of creditors or is filing an involuntary petition in bankruptcy.; or (iii) Purchaser fails to perform its obligations hereunder.

Section 8 - Price; Payment Term

8.1 Price.

1.	All prices and tariffs indicated in this Agreement and in the Orders shall be understood in accordance with the content of the INCOTERMS as set forth in Section 7.1 hereof. The currency for quotation and the price is US Dollars. The price per unit of Product is determined by the Parties. In case of changes in material prices, labor costs, energy costs, exchange rates, etc, both Parties will negotiate friendly and reflect such changes in the Product price.

8.2 Payment Term.

Section 9 - Ownership Of IPR

9.1 Ownership of Pre-existing IPR.

Each Party shall own all right, title and interest in and to its Pre-existing IPRs, and each Party acknowledges that it acquires no rights under this Agreement to the other Party’s Pre-Existing IPRs other than the limited rights specifically granted in this Agreement.

9.2 License.

Subject to the terms and conditions of this Agreement, (i) Purchaser hereby grants to HH a worldwide, non-exclusive, non-transferable, and fully paid-up license under Purchaser and its Affiliates’ Pre- Existing IPR and Newly Developed IPR, and their IPR relating to the logo, trade name, design or trademark identified by Purchaser to be attached to or affixed on the Product or relevant manual (the “Trademarks”), that are necessary for the design and manufacturing of the Product, solely to perform HH’s obligations under this Agreement, including the use of Subcontractors (e.g. HH’s Affiliates); and

(ii) HH hereby grants to Purchaser, its Affiliates, and its and their respective customers, distributors, retailers and end users a worldwide, non-exclusive, irrevocable, perpetual, and fully paid-up license under HH’s IPR, including without limitations to its Pre-Existing IPR, solely pertaining to the distribution, sale and normal agreed commercial use (including repair) of the Product which HH has manufactured and sold to Purchaser. HH shall label and package all Products in accordance with the respective labeling approved by Purchaser, in accordance with applicable laws, and in accordance with any applicable guidelines and policies provided by Purchaser to HH. HH shall not seek to register any logo, trade name, design or trademark which is identical or confusingly similar to or incorporates any Trademark. Any goodwill associated with Purchaser’s Trademarks affixed, applied or used in connection with a Product shall accrue to the sole benefit of Purchaser. Purchaser shall have the right, at reasonable times, to conduct such inspections as reasonably necessary or appropriate to police and monitor the use of the Trademarks hereunder.

9.3. Licensing Rights

Purchaser represents that it has obtained from Collaborator all rights necessary for Purchaser to grant the foregoing license to HH with respect to any IPR contributed by Collaborator for the Product.

9.4 Non-Use Clause

HH agrees and covenants that it shall not use, disclose, reproduce, reverse engineer, modify, adapt, sublicense, or otherwise exploit any of Purchaser’s Intellectual Property, Confidential Information, or any technology, know-how provided by Purchaser, for any purpose other than fulfilling its obligations to Purchaser under this Agreement. Unless for the purposes of HH’s obligations under this Purchase Agreement only.

This non-use obligation shall survive the termination or expiration of this Agreement for a period of ten (10) years, or for so long as the applicable Purchaser’s IPR remains a trade secret under applicable law, whichever is longer.

HH shall ensure that all of its subcontractors, Affiliates, employees, and agents with access to Purchaser’s IPR are subject to written obligations of confidentiality and non-use that are at least as protective as those set forth in this Agreement.

The Parties acknowledge that any breach of this Non-Use clause may cause irreparable harm to Purchaser for which monetary damages may be inadequate. Accordingly, Purchaser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach or threatened breach of this provision, in addition to any other rights or remedies available at law or in equity.

Section 10 - Warranty

10.1 General Warranty.

Each Party represents and warrants to the other that: (i) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and (ii) the execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

10.2 Product Warranty.

(a)	In-Warranty Product. For a period of twelve (12) months upon the delivery of the Product in accordance with Section 7.1 hereof (“Warranty Period”), except as otherwise waived by Purchaser in writing, HH warrants that the Product (i) shall comply with the manufacturing and packing requirements provided by Purchaser, if any, (ii) shall be free from defects in HH’s workmanship, and (iii) shall conform to the applicable Manufacturing Requirements. If any Product does not conform to any warranty under this Section 10.2(a) hereof during the Warranty Period (“Defective Product”), Purchaser shall deliver to HH a notice (which notice may be submitted by Collaborator on Purchaser’s behalf) to such defect. Upon the receipt of such notice by HH, HH shall deliver to Purchaser an authorization to return the Defective Product to HH.

Promptly after the receipt of such authorization, Purchaser shall (i) send the request of Return Material Authorization (“RMA”) as well as the descriptions of the defects, the quantity to be returned to HH, and the packaging status, and (ii) upon and to the extent of Purchaser’s receipt of the RMA number issued by HH, which shall not be unreasonably withheld, Purchaser shall, at Purchaser’s expense, return the Defective Product to HH designated location in TAIWAN in accordance with HH’s instructions and HH shall assume all risk of loss to the Defective Product upon HH’s receipt thereof in HH designated locations in TAIWAN. Upon receipt of the Defective Product, HH shall comply with the following.

i.	look for the cause of any defect, imperfection or inadequacy in the Product when requested to do so by Purchaser;

ii.	at HH’s decision, repair or replace the Defective Product; and

iii.	return the repaired or replaced Product to Purchaser’s designated Hong Kong at HH’s own costs.

(b)	Warranty Exclusion. Notwithstanding the foregoing, HH shall have no warranty obligation under Section 10.2 (a) with respect to any Product to the extent any defect in the Product was caused by:

i.	an incorrect or improper use, maintenance or installation of the Product;

ii.	accident or natural causes;

iii.	modifications or repairs carried out by any party other than HH

iv.	modification, deletion or illegibility of the model or serial number, except that Purchaser provides the written evidence proving the Defective Product shall be within the Warranty Period ;

v.	breakdown attributable to the use of accessories or devices not authorized by HH or

vi.	any defect in or arising from Purchaser Controlled Cause, if any.

vii.	other reasons not due to HH’s fault.

10.3 Out-of-Warranty Product.

This out-of-warranty provision applies to (i) the Product that is damaged, defective, or caused to malfunction that is not attributable to HH in accordance with Sections 10.2 (a) and 10.2 (b) above, or

(ii) the Product that shall be found defective after the Warranty Period as set forth in Section 10.2 (a) above. Both Parties hereby agree that out-of-warranty Product returned for repair or replacement by Purchaser shall be billed based on the HH’s repair quotation as discussed by both Parties.

10.4 NTF (No Trouble Found) Product.

Parties acknowledge and agree that in order to reduce the NTF rate, Purchaser shall undertake to perform the verification of the Defective Product. HH shall have the right to charge Purchaser a handling fee to be mutually agreed upon by the Parties in addition to the freight costs for returning any NTF Product to Purchaser and any additional re-package and material costs.

10.5 RoHS Compliance.

In order to clarify each Party’s rights and obligations regarding the compliance of Restriction on Hazardous Substances (RoHS) directive, and other environmental protection regulations in applicable countries or regions (“EPR”), the Parties hereto agree as follows. In addition, in the event that HH shall detect any Component’s non-compliance of EPR, HH will notify Purchaser of the same immediately.

(a)	HH will be responsible for all losses, damages, penalties and obligations caused by the non- compliance with EPR caused by the manufacturing process of the Product and HH selected Components.

(b)	Purchaser will be responsible for all losses, damages, penalties and obligations caused by the non- compliance with EPR caused by any Purchaser Controlled Cause.

10.6 Product Liability.

In the event of any Claim brought by a third party arising out of, relating to, or resulting from damage to property or injury or death to persons arising out and caused by a defect in the Product (“Product Liability”), the following shall apply.

(a)	To the extent a Claim arises from any Product Liability that is attributable to a defect which is attributable to HH’s workmanship, HH shall pay the damages, liabilities and other reasonable costs as Purchaser may have been ordered to pay to a third party by any competent court or by settlement (consented by HH) out of court as a result of such Claim.

(b)	To the extent a Claim arises from any Product Liability that is attributable to a defect which is attributable to any Purchaser Controlled Cause, Purchaser shall pay the damages, liabilities and other reasonable costs as HH or its Affiliates may have been ordered to pay to a third party by any competent court or by any settlement out of court as a result of such Claim.

10.7 Epidemic Failure. Upon the occurrence of an Epidemic Failure, notwithstanding anything to the contrary in this Agreement and in addition to any other remedies Purchaser may have, HHwill develop and provide to Purchaser (a) a corrective action plan, setting forth in reasonable detail the steps to correct the applicable causes of failure (a “Corrective Action Plan”) and (b) a response plan, setting forth in reasonable detail the steps to fix, replace or otherwise remedy Products already manufactured and delivered under this Agreement (a “Response Plan”). Purchaser will have the right to provide comments to the Corrective Action Plan and the Response Plan, and HH will include such comments into the Corrective Action Plan and the Response Plan, respectively. HH will then be responsible for implementing the Corrective Action Plan and the Response Plan at its own cost and expense, including reimbursement of any reasonable costs and expenses incurred by Purchaser.

10.8 Recalls. Each Party will promptly notify the other party if a Product is determined to be the subject of a recall, market withdrawal, or correction (collectively, “Recall”). In the event of a Recall, as between the Parties, Purchaser will be responsible for coordinating and managing such Recall. HH will reasonably cooperate with Purchaser and take all actions that may be necessary for Purchaser to manage the Recall, including providing Purchaser with any and all data, information and documents reasonably requested by Purchaser within a reasonable period; provided, however, (a) HH shall not be obligated to provide any and all third parties’ data, information and documents that are subject to confidentiality obligation (“Third Party Information”) and are not required to be produced or disclosed by Purchaser pursuant to applicable law or mandatory statutes or regulations without such third party’s consent (provided that HH shall notify such third party to obtain, and will use best efforts to obtain, the consent of disclosure of such third party’s confidential information) and (b) HH shall be obligated to provide and all Third Party Information that is required to be produced or disclosed by Purchaser pursuant to applicable law or mandatory statutes or regulations to the extent permitted, or subject to the protective measures, in accordance with the confidentiality agreement between HH and the respective third party, if any. The Parties agree to cooperate in case of a Recall and provide such information as may be necessary to effectuate, and to satisfy any regulatory requests about, the Recall. In the event the Recall is required under applicable law or mandatory statutes or regulations and due to Epidemic Failure or relates to a Claim covered by or related to Section 10.6(a), then HH will reimburse Purchaser for all reasonable costs and expenses in connection with the Recall. In the event the Recall is required under applicable law or mandatory statutes or regulations and due to Purchaser Controlled Cause or a Claim covered by or related to Section 10.6(b), Purchaser will reimburse HH for all reasonable costs and expenses in connection with the Recall.

10.9 DISCLAIMER.

THE WARRANTIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY CNT WITH RESPECT TO THE PRODUCT AND ARE IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE.

Section 11 - Indemnification

11.1 HH Indemnification.

HH will (i) indemnify Purchaser for any damages or liabilities (excluding consequential and exemplary damages) finally awarded against Purchaser, its Affiliate, and/or their officers, directors and employees and will defend any Claim against Purchaser, its Affiliate, and/or their officers, directors and employees insofar as such Claim relates to or arises out of any actual or alleged (a) Claims covered by or relating to Section 10.6(a) or breach of Section 12 of this Agreement by HH or (b) infringement or misappropriation of any Intellectual Property Rights of a third party directly to the extent arising from the manufacturing process of the Product,, and (ii) pay those costs and damages (including settlement costs and reasonable attorney fees) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim, provided that Purchaser shall allow HH the right and ability to control the defense and to settle the Claim, and Purchaser shall provide HH with all reasonable assistance and cooperation required to defend or settle aforementioned Claim. Notwithstanding the above and for better clarity, HH shall not be held liable for any infringement solely arising from each of (i) any extensions, improvements or modifications made to the Product by anyone other than HH, its Affiliates or its designated third parties, (ii) any Purchaser Controlled Cause, (iii) the use of the Product in combination with other components, equipment or software not furnished by HH, its suppliers and/or subcontractors; (iv) Purchaser’s own or licensable intellectual property rights, trademark, Purchaser’s property; (v) any claim based on any industry standards, essential patent, certifications or technologies promulgated by any organization, consortium, trade association, special interest group, or like entity, for the purpose of widespread adoption; and/or (vii) other reasons not due to HH’s fault. Purchaser will give prompt written notice of a Claim, and Purchase will have the right (but not the obligation) to participate in the defense of such Claim at its expense. In no event will HH settle any Claim without Purchaser’s prior written consent, not to be unreasonably withheld.

11.2 Purchaser Indemnification.

Purchaser will (i) indemnify HH for any damages or liabilities (excluding consequential and exemplary damages) finally awarded against HH, its Affiliate, and/or their officers, directors and employees and will defend any Claim against Purchaser, its Affiliate, and/or their officers, directors and employees insofar as such Claim relates to or arises out of any actual or alleged (a) Claims covered by or relating to Section 10.6(b) or breach of Section 12 of this Agreement by Purchaser or (b) infringement or misappropriation of any Intellectual Property Rights of a third party except for any Intellectual Property Rights relating to HH IPR Indemnification as described in Section 11.1 hereof (“Purchaser IPR Indemnification”), (c) any extensions, improvements or modifications made to the Product by anyone other than HH, its Affiliates or its designated third parties, (d) any Purchaser Controlled Cause, (e) the use of the Product in combination with other components, equipment or software not furnished by HH, its suppliers and/or subcontractors; (f) Purchaser’s own or licensable intellectual property rights, trademark, Purchaser’s property; (g) any claim based on any industry standards, essential patent, certifications or technologies promulgated by any organization, consortium, trade association, special interest group, or like entity, for the purpose of widespread adoption; and/or (h) other reasons not due to HH’s fault, and (ii) pay those costs and damages (including settlement costs and reasonable attorney fees) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim, provided that HH shall allow Purchaser the right and ability to control the defense and to settle the Claim, and HH shall provide Purchaser with all reasonable assistance and cooperation required to defend or settle aforementioned Claim.

Section 12 - Confidential information

During the term of this Agreement, the Parties will comply with the terms and conditions of Non- Disclosure Agreement as set forth in Exhibit A hereto.

Section 13 - limitation of liability

EXCEPT AS OTHERWISE SET FORTH HEREIN AND EXCEPT FOR (A) EITHER PARTY’S BREACH OF SECTION 12, OR (B) INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A PARTY, OR (C) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE TO, OR SEEK FROM THE OTHER PARTY, ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES WHICH IS DEEMED TO INCLUDE LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, AND SIMILAR INDIRECT LOSSES IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY.

EXCEPT AS OTHERWISE SET FORTH HEREIN AND EXCEPT FOR (A) EITHER PARTY’S BREACH OF SECTION 12, OR (B) INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A PARTY, OR (C) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, EACH PARTY’S TOTAL, AGGREGATE AND ACCUMULATE LIABILITY IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT (REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT OR OTHER LEGAL OR EQUITABLE THEORY OR UNDER ANY WARRANTY CONTAINED IN THIS AGREEMENT), AS APPLICABLE, SHALL NOT EXCEED THE GREATER OF (I) AN AMOUNT EQUAL TO 100% OF THE AGGREGATE AMOUNT PAID OR TO BE PAID TO HH UNDER OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO THE FIRST ANNIVERSARY OF THE BEGINNING OF THE MASS PRODUCTION OF THE FIRST PRODUCT UNDER THIS AGREEMENT AND (II) $1,000,000. NOTWITHSTANDING THE ABOVE, THE LIMITATION OF THIS PARAGRAPH SHALL IN NO EVENT APPLY TO PURCHASER’S PAYMENT OBLIGATIONS WITH RESPECT TO EACH ORDER ISSUED AND ACCEPTED UNDER SECTION 5.2 AND WITH RESPECT TO E&O INVENTORY AS SET FORTH IN SECTION 6 HEREOF.

Section 14 - EOL; Discontinuance

With six (6) months’ prior written notice to HH of the intended final delivery date of Product determined by Purchaser, Purchaser shall have the right to take the end-of-life decision for their Product (“EOL”). With six (6) months prior written notice to Purchaser, HH shall have the right to take the decision to discontinue the supply of any Product (“Discontinuance”) and Purchaser shall be able to, no later than three (3) months prior to the effective date of Discontinuance, place an Order (“Last Buy Order”) for its demands of such Product. The delivery schedule for the units of such Product ordered pursuant to such Last Buy Order shall be mutually agreed between the Parties.

In the event of Discontinuance of the Product by HH in accordance with Section 14 of this Agreement, HH shall immediately cease all use of Purchaser’s Intellectual Property, Confidential Information, and any materials or data incorporating or derived from the same. Within thirty (30) days following the final delivery date or Last Buy Order for the Product, HH shall return to Purchaser (or, at Purchaser’s written request, securely destroy) all physical and digital embodiments of such materials, including but not limited to designs, schematics, code, tooling, dies, prototypes, molds, software, documentation, supplier lists, and process instructions provided by Purchaser. HH shall certify in writing the completion of such return or destruction.

At Purchaser’s request, HH shall use its commercial expertise to provide reasonable transition assistance to Purchaser or a designated third-party manufacturer.

Section 15 - Force Majeure

15.1 Neither Party shall be liable in any manner for failure or delay in fulfillment of all or part of this Agreement directly or indirectly owing to any cause or circumstance beyond its control, including, but not limited to, acts of God, governmental order or restrictions, war, war-like conditions, hostilities, sanctions, revolution, riot, looting, strike, lockout, terrorism, plague or other epidemics, fire and flood; provided, however, that the affected Party: (a) gives the other Party written notice of such cause promptly, and (b) uses its reasonable best efforts to correct such failure or delay in its fulfillment.

15.2 In any event, the Party affected by the occurrence of Force Majeure shall do everything in its power to avoid, eliminate or reduce the causes of delay and shall resume the discharge of its obligations as soon as the occurrence concerned has disappeared.

15.3 If the event of Force Majeure affecting one Party’s obligations of this Agreement lasts for more than sixty (60) days from the date of the notification referred to in Section 15.1 above, the Parties will negotiate in good faith to reduce each Party’s losses under this Agreement. This negotiation will not exceed five (5) days unless otherwise agreed by both Purchaser and HH.

Section 16 - Termination

16.1 Termination by Purchaser for Cause.

If HH shall commit any material breach of any material covenant, representation, warranty or agreement herein contained and HH shall have failed to remedy such material breach within thirty (30) days after receipt by HH of written notice thereof by Purchaser, Purchaser may terminate this Agreement by providing HH written notice of termination.

16.2 Termination by HH for Cause.

If Purchaser shall commit any material breach of any material covenant, representation, warranty or agreement herein contained and Purchaser shall have failed to remedy such material breach within thirty

(30) days after receipt by Purchaser of written notice thereof by HH, HH may terminate this Agreement by providing Purchaser written notice of termination, it being understood that the services carried out and the Product supplied shall remain payable.

16.3 Bankruptcy, Dissolution or Liquidation.

A Party shall provide written notice (“Notice”) to the other Party immediately upon the occurrence of any insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency (“Events”). Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice of termination to the other Party at any time upon or before the later of (i) sixty (60) days after the occurrence of any of the Events with respect to such other Party (unless such event ceases within such period), or (ii) sixty (60) days after receipt of the Notice (unless such event ceases within such period).

16.4 Effect of Termination.

Unless otherwise expressly agreed in writing, the expiration or termination under this Agreement shall be without effect on the Orders in force at or prior to the date of the termination of this Agreement and the applicable rights and obligations of each of HH and Purchaser under this Agreement with respect to such Orders shall survive the termination of this Agreement until those obligations have been fully performed.

16.5 Survival.

Sections 3, 6, 9, 10.5, 10.6, 10.7, 10.8, 10.9, 11, 12, 13, 14, 15, 16.4, 16.5, 17, 18 and 19 shall survive termination or expiration of this Agreement until the related obligations have been fully performed.

16.6 Termination Assistance

In the event of termination or expiration of this Agreement for any reason, and upon written request from Purchaser, HH shall provide reasonable termination assistance for a period of up to six (6) months (the “Transition Period”). During this Transition Period, HH shall use its reasonable commercial efforts:

(a) continue to provide spare parts, repairs, and support services necessary to maintain the Products already sold or deployed;

(b) provide Purchaser or its designee with any reasonable technical documentation, records, software tools, or training reasonably required to transition the manufacturing, maintenance, or support of the Product to another vendor or in-house operation;

The fees and payment terms for such termination assistance shall be no less favorable than those set forth in this Agreement, and any additional services not already covered shall be billed at mutually agreed reasonable rates. HH shall perform all termination assistance in good faith and in a professional, workmanlike manner.

16.7 Upon expiration or termination of this Agreement, the Purchaser shall be liable for the all parts, materials, components, semi-Products and/or Products (and the related costs) that HH purchased or manufactured in accordance with the Purchase Order, forecast, and/or other demand issued by the Purchaser to the Supplier under this Agreement and the Purchaser shall make all payments to the HH within thirty(30) days since the expiration or termination date.

Section 17- Assignment

Except as otherwise set forth in this Agreement, neither Party shall assign any of its rights, or delegate any of its obligations, under this Agreement or Order, to a third party in any form whatsoever without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Any Change in Control will be deemed to be an assignment of this Agreement which is subject to this Section 17.

Notwithstanding the foregoing, either Party may, without such consent, assign this Agreement and its rights and obligations under this Agreement in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, or Change in Control (“Specific Assignment”); provided however, as to Specific Assignment by Purchaser, (a) Purchaser will provide HH with written notice of such Specific Assignment within thirty (30) days after the closing of such Specific Assignment (“Notice of Assignment”), and (b) in the event that Purchaser makes Specific Assignment herein to a competitor of HH or its Affiliate, or to a third party with a credit rating lower than Purchaser’s (as mutually agreed in good faith by the parties), then during the thirty (30) day period following the non-assigning Party’s receipt of the applicable Notice of Assignment, the non-assigning Party shall be entitled to terminate this Agreement by providing ninety (90) days’ notice, and Section 16.4 will apply upon such termination.

Section 18 - Applicable law; Dispute Resolution

This Agreement shall be governed by and construed and enforced in accordance with the laws of Singapore, without regard to principles of conflicts of law. All disputes arising out of or in connection with this Agreement will be finally settled under the Rules of Arbitration of the Singapore International Arbitration Centre (“SIAC”) by a panel of three (3) arbitrators appointed in accordance with the Rules. The seat or legal place of the arbitration will be Singapore. The language of the arbitration will be English.

Section 19 - General provisions

19.1 Notice.

Any notification, request, certification or communication sent or made under this Agreement shall be made (i) in writing and signed by an authorized representative of the Party (or Parties) in a non-electronic form, and will be deemed given as of the day received by the addressee Party via messenger or courier delivery service and addressed as set forth on the signature page or to such other address as a Party may give notice of, or (ii) delivered in electronic form, including emails, by an authorized representative of the Party (or Parties); provided however, any notice or written consent required under Sections 16 or 17 of this Agreement shall be only effective by the delivery in accordance with (i) as described above.

If the notice is sent to Purchaser:

For the attention of Legal Department - Legal Notices

Address: 6F., No. 102, Dunhua N. Rd., Songshan Dist., Taipei City 10595, Taiwan

With a copy to: Head of Legal

Address: 6F., No. 102, Dunhua N. Rd., Songshan Dist., Taipei City 10595, Taiwan

If the notice is sent to Collaborator:

For the attention of Legal Department - Legal Notices

Address: 4141 S Nogales Street C102, West Covina, CA 91792

With a copy to: Head of Legal

Address: 4141 S Nogales Street C102, West Covina, CA 91792

If the notice is sent to HH:

For the attention of ESCSG Department

Address: 2, Tsu-Yu Street,Tu- Cheng Industry Park, Tu-cheng City, Taipei Hsien 236, Taiwan.

With a copy to: Legal Department

Address: 2, Tsu-Yu Street,Tu- Cheng Industry Park, Tu-cheng City, Taipei Hsien 236, Taiwan.

The name and address may be modified at any time upon fifteen (15) days’ notice, in accordance with the provisions of this Section 19.1.

19.2 Relationship of the Parties.

HH shall perform its obligations under this Agreement as an independent contractor of Purchaser. Nothing contained in this Agreement is intended or shall be construed to create any partnership, joint venture or agency relationship between the Parties. Nothing contained in this Agreement is intended or shall be construed to confer upon or give any person or entity other than the Parties any rights under or by reason of this Agreement.

19.3 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous oral or written agreements with respect to the subject matter hereof, including without limitation any nondisclosure agreements, memorandums of understanding or letters of intent between the Parties with respect to the subject matter hereof. No modification of any provision of this Agreement shall be binding upon either Party unless executed in writing by that Party. In the event of any conflict between any provision of this Agreement and any provision of any exhibit, schedule or other attachment hereto, (i) the provision of this Agreement shall prevail, and (ii) to the extent possible, those provisions shall be construed to minimize the conflict. Any provision of this Agreement held unenforceable or illegal by a court of competent jurisdiction will be severable from the remaining Agreement, which will continue in full force and effect.

19.4 No Waiver.

Neither Party shall be deemed to have waived any right acquired under the terms of this Agreement and/or an Order unless signed written waiver. No failure or successive failures to perform an agreement or any subsequent waiver by a Party shall be deemed to make those agreements or terms invalid or null and void or affect the right of the beneficiary Party to have them performed.

19.5 Independent Contractors.

The relationship between Purchaser and HH is that of independent contractors. Purchaser and CNT are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and Purchaser and HH have no relationship other than as independent contracting parties.

19.6 No Rule of Strict Construction.

Regardless of which Party may have drafted this Agreement, or any provision hereof, no rule of strict construction will be applied against either Party. Each Party represents and warrants that it has had an opportunity to be represented by competent legal counsel in negotiating and executing this Agreement.

19.7 Counterparts and Signatures.

The Parties may execute any number of counterparts to this Agreement, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. A copy or facsimile of the signature on this Agreement of any authorized representative of either Party shall have the same force and effect as an original thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed by:

NUWA Robotics Corp		Hon Hai Precision Industry Co., Ltd.

Signature:		Signature:
Name:	Daniel Chang	Name:
Title:	Chief Executive Officer	Title:
Date:	4/11/2026	Date:	4/11/2026

Techforce Robotics Inc.

Signature:
Name:	Ried Floco
Title:	Chief Executive Officer
Date:	4/11/2026

Exhibit A Non-Disclosure Agreement

1.	DEFINITION

1.1	“Confidential Information” shall mean and include, tangible or intangible, whether or how stored, compiled or memorized:

(a)	any information or document controlled or owned by one Party and disclosed to or learned by the other Party, including but not limited to formulae, patterns, programs, processes, charts, figures, software, reports, methods, strategy, plans, concepts, devices, tools, product prices, demand forecasts, specifications, drawings, designs, models, prototypes, samples, analysis codes, inventions, patent applications and licenses relating to such Party’s products, technology, quality control, testing, factory, procurement, production, distribution, financial situation, research and development, personnel, legal affairs, investments and customers;

(b)	discussion, negotiation, communication and agreements between the Parties; and

(c)	any information in relation to either Party’s business practices or processes, factories, layout, equipment, operation or facilities.

The Confidential Information (i) if disclosed under this Agreement in written, electronic and/or other tangible form, shall be clearly marked “Confidential” or its equivalent by Discloser, or (ii) if disclosed orally, shall be identified as confidential when disclosed and confirmed by Discloser by submitting a written document to Recipient within thirty (30) days after such disclosure, and such written document must contain a summary of the Confidential Information disclosed and must be marked “Confidential” or its equivalent. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement, Purchaser shall be the Discloser of all of Purchaser’s Pre-Existing IPR and Newly Developed IPR.

1.2	“Discloser” shall mean a Party who discloses or furnishes Confidential Information to the other Party hereto.

1.3	“Recipient” shall mean a Party who receives or learns Discloser’s Confidential Information.

2.	OBLIGATION

Recipient shall keep the Confidential Information of Discloser in strict confidence, and shall comply with the followings.

(a)	without the prior consent of Discloser, not disclose the Confidential Information to any third party;

(b)	restrict disclosure of the Confidential Information only to those employees or consultants with a strict need to know the Confidential Information for the purpose of Recipient performing its obligations in this Agreement or exercising its rights under this Agreement and who are bound by confidentiality obligation of no less strict effect than that set forth herein, and Recipient shall be liable for any and all of the liabilities caused by those employees or consultants’ breach of confidentiality obligation hereunder;

(c)	not use, copy or reproduce the Confidential Information without the prior written permission of Discloser, except as may be necessary in order to perform its obligations in this Agreement or exercising its rights under this Agreement;

(d)	use the same degree of care as for its own information of like nature, but at least reasonable care in safeguarding against unauthorized use or disclosure of Confidential Information; and

(e)	promptly notify Discloser upon discovery of any unauthorized use or disclosure of the Confidential Information and take reasonable steps to regain possession of the Confidential Information and prevent further unauthorized actions or other breach of this Agreement.

3.	EXCLUSION

The foregoing obligations shall not apply to any Confidential Information to the extent that Recipient can prove:

(a)	was in the public domain at the time it was disclosed by Discloser or becomes generally known and available in the public domain through no fault of Recipient;

(b)	was known to Recipient at the time of disclosure with no obligation of confidence and which was not acquired directly or indirectly from a third party under obligation of confidence;

(c)	was independently developed by Recipient without use of any of Discloser’s Confidential Information or any breach hereof;

(d)	was lawfully obtained from a third party free to lawfully disclose such information to Recipient without any confidentiality obligation; or

(e)	has been explicitly approved for release by written authorization of Discloser.

Furthermore, a disclosure by Recipient pursuant to a subpoena or order of a court of competent jurisdiction, administrative agency or other governmental body shall not be considered a breach of this Agreement, provided Recipient notifies Discloser of such mandated disclosure at the earliest opportunity to allow Discloser to contest such disclosure or to seek any available legal remedies to maintain such information in confidence.

4.	AFFILIATES

4.1	Notwithstanding the foregoing, either Party may re-disclose Confidential Information to its Affiliates who have a need to know for the fulfillment such Party’s obligations or the exercise of such Party’s rights under this Agreement, and such Affiliates shall treat such Confidential Information in a manner that is consistent with the confidentiality obligations of Recipient in this Agreement. For greater clarity, such Affiliates may re-disclose Confidential Information to other such Affiliates and to Recipient.

4.2	Either Party’s Affiliates may also disclose Confidential Information to the other Party hereto and to its Affiliates. In such event, the other Party hereto shall treat such Confidential Information in accordance with the provisions of this Agreement as if such Confidential Information was disclosed directly by Discloser, and Discloser and/or its Affiliates shall have the right to enforce the provisions of this Agreement against the other Party hereto in connection with any and all breaches or violations of this Agreement with respect to such Confidential Information by the other Party hereto.

4.3	Either Party’s Affiliates may also receive Confidential Information from the other Party hereto and from its Affiliates. In such event, the Affiliate receiving such Confidential Information shall be responsible to treat such Confidential Information in accordance with the confidentiality obligations set forth in this Agreement.

4.4	The Party hereto shall be responsible for any improper disclosure or use by its Affiliates of such Confidential Information to the same extent as if that Party had received such Confidential Information directly and made the same disclosure or use of such Confidential Information as did its Affiliates.

5.	OWNERSHIP

5.1	Subject to Section 9 of the Agreement, all Confidential Information and any derivatives and copies thereof shall remain the sole property of Discloser. Upon Discloser’s request or upon expiration or termination of this Agreement, Recipient shall destroy or return to Discloser immediately the Confidential Information and any derivatives and copies thereof, including but not limited to all original and copies of documents, drawings, records or other tangible information, and shall provide to Discloser a written confirmation verifying the disposal of the Confidential Information.

6.	REMEDY

Recipient acknowledges that its breach of the confidentiality obligations in this Agreement may cause irreparable damage and hereby agrees that Discloser shall be entitled to seek injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

7.	CONFIDENTIALITY PERIOD

Recipient’s confidentiality obligation for any given Confidential Information hereunder shall survive the expiration or termination of this Agreement for any reason whatsoever and shall remain in full force and effect for a period of two (2) years after termination or expiration or this Agreement.

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